Exhibit 99.2

Herbalife Elects Two New Members to Its Board

Shareholders Approve Stock Split

LOS ANGELES--(BUSINESS WIRE)--April 28, 2011--Herbalife Ltd. (NYSE: HLF) today reported that Carole Black and Michael J. Levitt were elected to its board of directors.

Black is the former president and chief executive officer of Lifetime Entertainment Services, a multi-media brand for women, including Lifetime Network, Lifetime Movie Network, Lifetime Real Women Network, Lifetime Online and Lifetime Home Entertainment, where she held the position from March 1999 to March 2005. Prior to that, Black served as the president and general manager of NBC4, Los Angeles, a commercial television station, from 1994 to 1999, and in various marketing-related positions at The Walt Disney Company, a media and entertainment company, from 1986 to 1993. She has served as a director of Time Warner Cable Inc. since July 2006.

Levitt is the chairman and chief executive officer of Stone Tower Capital LLC, which he founded in 2001 as an alternative investment management firm. Prior to forming Stone Tower, Levitt was a partner with the private equity firm Hicks, Muse, Tate and Furst Incorporated, from 1996 to 2001. Prior to joining Hicks Muse, he served as a managing director and the co-head of the investment banking division of Smith Barney Inc. from 1993 to 1995. Prior to this, Levitt was a managing director with Morgan Stanley & Co.

“Carole’s and Michael’s experience as chief executive officers adds a depth of knowledge to our board as to best practices in corporate governance and to financial matters, in addition to their invaluable marketing experience,” said Herbalife Chairman and Chief Executive Officer Michael O. Johnson.

Black and Levitt are filling existing vacancies on the board. John Tartol and Michael O. Johnson were each re-elected for a three-year term.

Additionally, shareholders approved a two-for-one split of Herbalife’s Common Shares. Each outstanding Common Share, par value of $0.002 per share, will be split into two Common Shares, par value of $0.001 per share, and with a proportional amendment of the Company’s authorized share capital.

The board of directors established May 10, 2011, as the record date for the stock split. Each shareholder of record as of the close of business on the record date will receive one additional Common Share for every share held. The new shares will be distributed on or about May 17, 2011.

First Quarter Earnings Conference Call

Herbalife's senior management team will host an investor conference call to discuss its first quarter 2011 financial results and provide an update on current business trends on Tuesday, May 3, at 8 a.m. PDT (11 a.m. EDT).

The dial-in number for this conference call for domestic callers is 877-317-1296 and 706-634–5671 for international callers (conference ID 57487434). Live audio of the conference call will be simultaneously webcast in the investor relations section of the company's website at http://ir.herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing 800-642-1687 for domestic callers or 706-645-9291 for international callers (conference ID 57487434). The webcast of the teleconference will be archived and available on Herbalife's website.

About Herbalife Ltd.

Herbalife Ltd. (NYSE: HLF) is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 75 countries through a network of approximately 2.1 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife's website contains a significant amount of information about Herbalife, including financial and other information for investors at http://ir.Herbalife.com. The company encourages investors to visit its website from time to time, as information is updated and new information is posted.

CONTACT:
Herbalife Ltd.
IR:
Amy Greene, 213-745-0474
amygr@herbalife.com
or
Media:
George Fischer, 213-745-0519
georgef@herbalife.com